Exhibit 10.01

  OPTION AGREEMENT

This OPTION AGREEMENT dated October 29th, 2009, by and between Development Resources LLC (DRLLC), a Utah LLC resource company and Golden Spirit Enterprises (GSE), a public traded Delaware corporation wherein the parties agree to the following:

1.

DRLLC has located and staked 32 BLM gold mineral lease claims in the newly discovered Long Canyon Trend of east central Nevada. This block of claims comprise one full section of 20 acres per claim for a total of 640 acres and are located in a strategic area where a number of companies have expended over forty million dollars in exploration drilling, defining near surface mineable gold ore similar to the Carlin Trend gold deposits.

2.

GSE desires to acquire an interest in these mineral lease claims with DRLLC. For the Option payment of $3,000 DRLLC does hereby grant an ‘exclusive option’ to GSE to acquire up to a 100% interest in this block of gold mineral lease claims under the following terms and conditions:

3.

DRLLC controls these 32 gold mineral lease claims by staking claim notices properly staked under the regulations of the BLM and Elko County and the State of Nevada. The location is Section 4, Township 40 N., Range 70 E. MDB&M. Upon the receipt of the BLM registration numbers for these claims to GSE, GSE will immediately pay an additional $7,000 to DRLLC. DRLLC and GSE will then finalize an agreement to purchase the interest in these claims under an agreement as follows:

4.

DRLLC will transfer and register with the BLM a 75% undivided interest in these 32 claims to GSE. Upon confirmation of the transfer and registration, GSE will forward an additional cash payment of $10,000 to DRLLC and deliver up to 5 million shares of common stock in the public traded company to DRLLC and its nominees. DRLLC will maintain a 25% interest in the claims until GSE has spent a minimum of $150,000 in exploration costs within 24 months from the date of this Agreement on the properties to the benefit of DRLLC and GSE. Of the $150,000 exploration costs, GSE will agree to spend up to $25,000 for a geological report before December 15th 2009 and an additional $50,000 during the months of March through July 2010. The balance of $75,000 can be spent over the following 15 months at GSE’S discretion to earn the full 100% interest.

5.

Upon the full expenditure of the $150,000 within this 24 month period by GSE, then DRLLC will agree to transfer the full 100% interest in the 32 claims to GSE subject to DRLLC holding a 3% NSR.

6.

DRLLC agrees that all required fees due to the BLM and Elko County for the proper requirements will be paid by DRLLC through August 31st, 2010.

7.

DRLLC does also hereby agree to allow GSE ‘first right’ to acquire additional claims in the State of Nevada from DRLLC, which DRLLC is also in process of locating such additional claims in strategic areas in major gold/silver exploration and gold production locations in Nevada.

8.

Upon the transfer of interest in the first 32 claims, GSE will be responsible to maintain the claims in good standing with all agencies at all times and inform DRLLC of the proper yearly BLM and Elko County registration payments due by September 1st 2010 and continuing on a yearly basis.

9.

GSE will be required to perform an exploration program on these claims to the benefit of GSE and DRLLC to acquire a 43-101 geological report and to define potential drill targets on the property. GSE will agree to hire DRLLC for this exploration work on these properties with DRLLC using a known qualified local geologist who has worked for many of the major mining companies in the local area and who knows these properties well.

10.

Whereas: Both parties agree to work together for the exploration and development of these mineral lease claims for the benefit of both parties.

11.

 Public Disclosure - These parties will advise each other, in advance, of any public statement, which they propose to make in respect of any transaction, provided that no party shall be prevented from making any disclosure statement, which is required to be made by any regulatory policy. If upon the execution of this Agreement any Party is required or wishes to issue a press release, each of the other Parties shall have the ability to review, comment and approve upon the content of such press release prior to issuance.

12.

Termination - This Agreement shall terminate at 12:01 pm on the third business day following any non payment by GSE to DRLLC in the event the cash payment or any alternative payment acceptable to DRLLC has not been paid to DRLLC by GSE.

13.

. Legal Fees - Each Party shall bear its own legal costs and expenses with respect to this Transaction.

14.

Conduct of Business - From the date hereof until the date of termination, the Parties shall carry on their respective businesses in the ordinary course and will not, without the prior written consent of the each other enter into any material contracts or obligations not in the ordinary course of business regards to these claims.

15.

Jurisdiction- for purposes of any and all legal disputes or arbitration in regards to any disputes the state of jurisdiction shall be Nevada.

16.

Enurement - All rights and obligations of the parties hereto will be binding upon and enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.

17.

Entire Agreement - This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements, understanding, negotiations and discussions, whether oral or written, among parties.

Execution- This Agreement may be validly executed by email or by facsimile and in counterpart.

Signature Page For The Development Resources – Golden Spirit Enterprises Ltd. Agreement dated October 29th, 2009 as follows:

IN WITNESS THEREOF each of the Parties have executed this Agreement effective the date first above written.

Signed,

/s/ Christopher Scheive

    ___________________________________

Development Resources LLC

    Golden Spirit Enterprises Ltd.

Lee Eastman Manager/Member

     Officer and/or Director

     Print Name:

    ____________________________________

Contact Information

     Contact Information:

Development Resources LLC

261 N. Hwy 101 #1117,

Solana Beach, Ca 92075

760-521-6291

gle913@msn.com